EXHIBIT 99.1
------------
                                          125 South Wacker Drive
AMLI RESIDENTIAL                          Suite 3100
                                          Chicago, Illinois 60606

                                          Phone:      312.443.1477
                                          Fax:        312.443.0909
                                          www.amli.com
PRESS RELEASE

FOR IMMEDIATE RELEASE         For More Information, Contact:
July 27, 2004                 Robert J. Chapman, Chief Financial Officer
                              (312) 984-6845



                  AMLI RESIDENTIAL ANNOUNCES SECOND QUARTER
                   OPERATING RESULTS AND DECLARES DIVIDEND


(CHICAGO, IL) AMLI RESIDENTIAL PROPERTIES TRUST (NYSE: AML) announces today operating results for the second quarter ended June 30, 2004.

EARNINGS
--------

Net income for the quarter and the six months ended June 30, 2004 was $42,304,000 and $49,023,000 respectively, as compared to $2,928,000 and
$6,636,000, respectively, in the year earlier periods. Diluted Earnings Per Share ("EPS") for the quarter ended June 30, 2004 was $1.44, compared to $0.06 for the same period a year earlier. For the six months ended June 30, 2004, EPS was $1.72, compared to $0.16 for the comparable period of 2003.

Funds From Operations ("FFO") for the second quarter 2004 were $17,097,000, or $0.55 per common share, compared to $11,789,000, or $0.48 per common share, for the second quarter 2003, a per share increase of 14.6%. Actual results were $0.01 per share higher than AMLI's most recent guidance and First Call's current estimate.

"We are pleased with the results of the quarter," commented Gregory T. Mutz, AMLI Chairman. "This was the third quarter in a row in which same store community revenue increased. In addition, we added Southeast Florida as a new market and look forward to expanding our presence there."

SECOND QUARTER ACTIVITIES
-------------------------

In April 2004 AMLI sold AMLI at Spring Creek, a 1,180-unit community in Atlanta, Georgia and purchased, via tax-deferred exchanges, AMLI at Ibis, a 234-unit community in West Palm Beach, Florida, and AMLI on Eldridge Parkway, a 668-unit community in Houston, Texas.

In connection with the sale of AMLI at Spring Creek, AMLI recognized an approximate $35 million ($1.13 EPS) gain on sale of real estate. AMLI also recognized an approximate $4.7 million ($0.15 per share of earnings) net gain on early extinguishment of debt related to the buyer's assumption of the $40.75 million of long-term tax-exempt financing that encumbers the property. This gain is included in second quarter FFO. AMLI views this gain as a one-time, non-recurring event.

In May AMLI acquired AMLI on the Fairways, a 322-unit luxury apartment community in Coppell, Texas. Additionally, AMLI broke ground on AMLI at La Villita, 360 apartment homes to be set on 16.3 acres located within La Villita, the 285-acre master-planned community in Las Colinas, Texas. Also in May, the Company announced the completion of the initial lease-up and stabilization of AMLI Carmel Center in Carmel, Indiana as well as the sale of AMLI at Verandah, a 538-unit apartment community in Arlington, Texas.

SAME COMMUNITY RESULTS
----------------------

On a combined same community basis, which includes both wholly-owned and co-investment communities (at 100%), for the quarter ended June 30, 2004 versus the prior year's comparable quarter, total community revenue decreased 1.1% (reflecting an increase in weighted average occupancy to 92.7% from 91.2% and a decrease in weighted average collected revenue per occupied unit of 2.9%), operating expenses increased 2.6%, and net operating income ("NOI") decreased 3.8%.

Comparing the second quarter of 2004 to the preceding quarter, total community revenue increased slightly by 0.7% (reflecting an increase in weighted average occupancy of 0.1% and an increase in weighted average collected revenue per occupied unit of 0.6%), operating expenses increased 9.2%, and NOI decreased 5.0%.

OTHER OPERATING RESULTS
-----------------------

Total community revenue, including both wholly-owned communities and co-investment communities (at 100%), was $68,072,000 and $135,384,000, respectively, for the quarter and six months ended June 30, 2004, as compared with $70,374,000 and $138,587,000 for the comparable periods in 2003, a 3.3% and 2.3% decrease, respectively.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarter ended June 30, 2004 was $30,092,000 compared to the same period last year of $22,413,000, representing an increase of 34.3%.

SUBSEQUENT EVENTS
-----------------

On July 19, 2004 AMLI repaid its line of credit with the net proceeds of a new $45 million loan secured by a first mortgage on the previously unencumbered AMLI at Riverbend community. The 4.85% interest rate is fixed for the first nine years of this ten-year loan.

OUTLOOK
-------

AMLI's current expectation for FFO for the full year 2004 is in the range of $2.06 to $2.14 per share (with a midpoint of $2.10 per share) and per share estimates for the third and fourth quarters (generally plus or minus $0.02 per quarter) are $0.47 and $0.52, respectively.

The following chart reconciles AMLI's current FFO per share guidance to
EPS:
                                                     AMLI Current
                                  Actual           Midpoint Guidance
                             ---------------   ------------------------
                                                                  Full
                               Q1       Q2       Q3       Q4      Year
                             ------   ------   ------   ------   ------

Diluted EPS. . . . . . . .     0.21     1.44     0.41     0.39     2.45
  Gains on sale. . . . . .    (0.09)   (1.27)   (0.35)   (0.32)   (2.03)
  Depreciation . . . . . .     0.43     0.39     0.41     0.45     1.68
  Other. . . . . . . . . .     0.01    (0.01)    --       --       --
FFO per share. . . . . . .     0.56     0.55     0.47     0.52     2.10


DIVIDEND
--------

Yesterday, the Board of Trustees declared a quarterly dividend of $0.48 per common share. This dividend is payable on August 17, 2004 to all common shareholders of record as of August 6, 2004 and is based on an annual dividend rate of $1.92 per common share.

CONFERENCE CALL
---------------

AMLI will hold a conference call on Wednesday, July 28, 2004 at 3:30 p.m. Eastern Time. The toll-free number for the call is 888-780-9654 - Passcode:
AMLI, and should be accessed approximately 5 minutes prior to conference time. A live webcast of the conference call will also be available in the 'Company Info' section on AMLI's website (www.amli.com/comp/) and at www.streetevents.com. Additionally, an on-line replay of the webcast will be available for 60 days following the call.



SUPPLEMENTAL INFORMATION
------------------------

AMLI produces Quarterly Supplemental Information that provides detailed information regarding the Company's activities during the quarter. The Second Quarter Supplemental Information is available in the 'Company Info' section on our website (www.amli.com/comp/) under 'Shareholder Reports.'

DEFINITIONS
-----------

This press release and the Quarterly Supplemental Information described above contain certain non-GAAP ("Generally Accepted Accounting Principles") information that is generally provided by most publicly-traded residential REITs. AMLI uses this information internally to measure its performance and/or liquidity and to compare its performance to other REITs in its peer group, and believes that this information may be of interest and use to the investment community for the same reason.

Except where indicated, community revenue, community expenses, net operating income ("NOI") and earnings before interest, taxes, depreciation and amortization ("EBITDA") are computed based on various line items included in our consolidated statements of income prepared in accordance with GAAP. Where indicated, this information is presented on a basis that includes AMLI's proportionate share of the non-GAAP financial measures of its co-investment partnerships.

Reconciliations of all non-GAAP financial measures to GAAP financial measures are included in the Company's Quarterly Supplemental Financial information, primarily pages 17, 18 and 19.

EBITDA is NOI (including AMLI's proportionate share of the NOI of its co-investment partnerships) plus all fees and interest income and income from the Service Companies and gains or losses from sales or valuation of land and other income, less general and administration expense.

FUNDS FROM OPERATIONS ("FFO") is EBITDA less interest expense (including AMLI's proportionate share of the interest expense of its co-investment partnerships and amortization of deferred financing expense) and any income taxes. FFO computed in this manner is equal to FFO as defined in NAREIT's white paper, which definition is "net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures."

Additional definitions can be found in the Quarterly Supplemental
Information.

ABOUT AMLI
----------

The AMLI<registered trademark> portfolio currently includes 73 apartment communities containing 27,120 apartment homes, with an additional 1,854 apartment homes under development or in lease-up in five locations. AMLI is focused on the development, acquisition and management of institutional quality multifamily communities in the Southeast, Southwest, Midwest and Mountain regions of the U.S. AMLI Residential also serves as institutional advisor and asset manager for large pension funds, tax-exempt foundations and other financial institutions through AMLI's co-investment business. AMLI employs approximately 850 people who are dedicated to achieving AMLI's mission--Provide An Outstanding Living Environment For Our Residents. More information on AMLI is available at www.amli.com.

FORWARD-LOOKING STATEMENTS
--------------------------

Certain matters discussed in this press release are forward-looking statements within the meaning of Federal Securities Law. Although the Company believes expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking statements can be identified by the Company's use of the words "project," "believe," "expect," "anticipate," "intend," "estimate," "assume," and other similar expressions that predict or indicate future events, achievements or trends or that do not relate to historical matters.

The Company does not assure the future results or outcome of the matters described in forward-looking statements; rather, these statements merely reflect the Company's current expectations of the approximate outcomes of the matters discussed. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control. The reader is cautioned to make his/her own judgment with regard to the statements discussed in this press release and the assumption noted by the Company herein.

The Company is making forward-looking statements because it believes investors, analysts and others, many of whom prepare models and projections of the Company's performance, are interested in the Company's current estimates of its future activities. The Company advises such parties to make their own determination of any relevant or material assumption used by them.

Many factors may cause the Company's actual performance in any period or periods to differ materially from the anticipated future performance expressed or implied by these forward-looking statements. Certain of the factors that could cause the Company's actual performance to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, general economic conditions, local real estate conditions, the timely development and lease-up of communities, other risks detailed from time to time in the Company's SEC reports, including the annual report on form 10-K for the year ended December 31, 2003.


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